DLA Piper LLP (US)
500 Eighth Street, NW Washington, DC 20004
www.dlapiper.com
T (202) 799-4087
F (202) 799-5000
June 3, 2025

PROS Holdings, Inc.
3200 Kirby Drive, Suite 600
Houston, Texas 77098

Ladies and Gentlemen:

We have acted as counsel to PROS Holdings, Inc., a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of an aggregate of 3,789,176 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), including (i) 3,000,000 shares of Common Stock (the “EIP Shares”) that may be issued pursuant to the Company’s Amended and Restated 2021 Equity Incentive Plan, as amended (the “2021 Plan”) and (ii) 789,176 shares of Common Stock (the “Inducement Shares” and, together with the EIP Shares, the “Shares”) that may be issued pursuant to the Company’s 2017 Equity Inducement Plan, as amended (the “2017 Plan” and, together with the 2021 Plan, the “Plans”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement and related prospectus; (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; (c) the Plans and the forms of award agreements thereunder; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and when issued by the Company in accordance with the terms of the Plan and the award agreements thereunder, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

     Very truly yours,

/s/ DLA PIPER LLP

    DLA Piper LLP (US)